Exhibit 99.1

FOR IMMEDIATE RELEASE

TETRA Technologies, Inc. Receives Continued

Listing Standard Notice From NYSE

And Provides Update To Address The Industry Downturn

THE WOODLANDS, Texas, April 1, 2020 / PR Newswire / - TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE:TTI) today announced that on March 26, 2020, it received formal notice from the New York Stock Exchange (“NYSE”) that the average closing price of the Company’s shares of common stock had fallen below $1.00 per share over a period of 30 consecutive trading days, which is the minimum average share price for continued listing on the NYSE under Rule 802.01C of the NYSE Listed Company Manual.

TETRA intends to notify the NYSE of its intent to cure the deficiency and return to compliance with the NYSE continued listing requirements within the six-month cure period. During the cure period, TETRA’s shares of common stock will continue to trade on the NYSE, subject to compliance with other continued listing requirements.

TETRA can regain compliance at any time during the six-month cure period if on the last trading day of any calendar month during the cure period, its common stock has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month. Failure to regain compliance during the cure period or to maintain other listing requirements could lead to a delisting.

The NYSE notification does not affect TETRA’s ongoing business operations or its Securities and Exchange Commission reporting requirements, nor does it result in any violation of its debt obligations. TETRA is considering all available options to regain compliance with the NYSE’s continued listing standards, which may include a reverse stock split, subject to approval of the Company’s board of directors and stockholders.

Company Update To Address Current Industry Environment and Give Financial Guidance

To address the current environment with the COVID-19 virus pandemic and the anticipated significant reduction in oil and gas activity and demand as a result of lower oil prices, TETRA announced the following:

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The Company has developed and implemented a series of guidelines and practices to continue to safely service all customers, safely operate all plants and facilities and to ensure that all employees perform their functions in a safe manner.

•	Steps are being taken to reduce corporate and related expenses by approximately 40% by the second half of 2020, when compared to the fourth quarter 2019 annualized run rate.
•	Projected 2020 capital expenditures for TETRA, excluding our compression segment, have been reduced by approximately 40% from the prior mid-point guidance of $25 million.
•	SG&A and field operating expenses are being reduced through a combination of staff reductions and lower variable operating expenses.

TETRA was also recently awarded two significant high-value completion fluids projects. The first one is a multi-well deepwater Gulf of Mexico project for a supermajor oil company and the second one is a multi-year Middle East project for a major National Oil Company. Both of these projects will start in the second quarter of this year.

In its fourth quarter and full year 2019 results press release dated February 27, 2020 TETRA noted that it expects TETRA only adjusted free cash flow from continuing operations to improve by more than $25 million over first quarter 2019, which would be a use of approximately $10 million in the first quarter of 2020.  TETRA now projects to outperform this guidance as a result of stronger than expected first quarter adjusted EBITDA and improvements in working capital. No reconciliation of the forecasted TETRA only adjusted free cash flow from continuing operations in the first quarter of 2020 to the nearest GAAP measure is included in this release because the reconciliation would require presenting forecasted information for CSI Compressco that is not otherwise publicly disclosed.

Company Overview and Forward-Looking Statements

TETRA Technologies, Inc. is a geographically diversified oil and gas services company, focused on completion fluids and associated products and services, water management, frac flowback, production well testing, and compression services and equipment.  TETRA owns an equity interest, including all of the general partner interest, in CSI Compressco LP (NASDAQ:CCLP), a master limited partnership.  The capital structures, including long-term debts, of TETRA and CSI Compressco LP are distinct and separate with no cross-default provisions, no cross-collateralization provisions, and no cross-guarantees.

Cautionary Statement Regarding Forward Looking Statements

This news release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “see,” “expectation,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning expected customer drilling activity and capital spending for 2020 and 2021, projections concerning the Company's business activities, financial guidance, estimated earnings, earnings per share, the availability and terms of capital, any statements regarding COVID-19, the recent oil and gas price declines, our cost reduction plans, restoring compliance with NYSE continued listing standards, and statements regarding the Company's beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Risk Factors” contained in the Company's Annual Reports on Form 10-K, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Investor Contact

For further information: Elijio Serrano, CFO, TETRA Technologies, Inc., The Woodlands, Texas, Phone: 281.367.1983, www.tetratec.com